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                                   EXHIBIT 11
                                TSI Incorporated
                        Computation of Per Share Earnings

                                          Three Months Ended Dec. 31,      Nine Months Ended Dec. 31,
                                              1996            1995           1996             1995
                                          -----------     -----------     -----------     -----------
Primary
Average shares outstanding                 11,276,305      10,840,844      11,245,038      10,590,676
Net effect of dilutive stock options,
based on the treasury stock method
using average market price                    437,497         467,044         445,753         408,638
                                          -----------     -----------     -----------     -----------
Total                                      11,713,802      11,307,888      11,690,791      10,999,314

Net Earnings                              $ 2,193,098     $ 1,874,967     $ 5,675,344     $ 3,369,913

Primary per share amounts                 $       .19     $       .17     $       .49     $       .31


Fully Diluted

Average shares                             11,276,305      10,840,844      11,245,038      10,590,676

Net effect of dilutive stock options,
based on the treasury stock method
using the period-end market price,
if higher than the average market
price                                         491,403         538,518         516,387         576,290
                                          -----------     -----------     -----------     -----------

Total                                      11,767,708      11,379,362      11,761,425      11,166,966

Net Earnings                              $ 2,193,098     $ 1,874,967     $ 5,675,344     $ 3,369,913

Fully diluted per share amounts           $       .19     $       .16     $       .49     $       .30
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